Exhibit 99.1

  Movie Gallery Announces Completion of its Previously Announced $25 Million
                           Share Repurchase Program

Board of Directors Authorizes an Additional $25 Million Stock Buyback Program

           Raises Earnings Guidance for the Second Half of FY 2004

    DOTHAN, Ala., June 3 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI), one of the nation's leading video retailers, announced today that under its previously announced $25 million share repurchase program, the Company has completed its stock buyback program repurchasing 1,336,312 shares of its common stock at an average price of $18.71 per share.
    The Company also announced today that its Board of Directors has approved an additional stock buyback program authorizing management to repurchase up to $25 million of the Company's common stock. This authorization includes both open market purchases as well as private transactions. The amount, timing and share price of any repurchases will be approved from time to time at the discretion of the Company's management and Board of Directors. Such purchases will be suspended from time to time as required by applicable securities laws and regulations.
    "Considering our current and projected financial position, we believe that repurchasing our own stock is an excellent way to enhance long-term shareholder value," said, Joe T. Malugen, Chairman and Chief Executive Officer. "The share repurchase program that we just completed will add approximately $0.04 to our earnings per share in the second half of fiscal 2004 and approximately $0.08 to our earnings per share in fiscal 2005."
    To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended January 4, 2004. In addition to the potential effect of these ongoing factors, the Company might not achieve its financial estimates for fiscal 2004 and fiscal 2005 if, among other factors, the Company's actual revenues and expenses for any of the quarters in these fiscal years differ materially from current estimates and expectations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
    Movie Gallery, Inc. currently owns and operates more than 2,250 video specialty stores located throughout North America. Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

     Contact:  Thomas D. Johnson, Jr.
               SVP of Investor Relations
               (334) 702-2400

SOURCE  Movie Gallery, Inc.
    -0-                             06/03/2004
    /CONTACT: Thomas D. Johnson, Jr., SVP of Investor Relations, of Movie Gallery, Inc., +1-334-702-2400/
    /Web site:  http://www.moviegallery.com /
    (MOVI)

CO:  Movie Gallery, Inc.
ST:  Alabama
IN:  ENT FLM
SU:  ERP